Exhibit 4.3

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THIS NOTE IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

RENEWAL, EXTENSION AND MODIFICATION

OF

SECURED CONVERTIBLE PROMISSORY NOTE

OF

GOOD EARTH ENERGY CONSERVATION, INC.

$750,000.00	April 1, 2012

For Value Received , Good Earth Energy Conservation, Inc., a Delaware corporation (the “Company”), with principal offices located at 7513 Pebble Drive, Fort Worth, Texas 76118, hereby promises to pay to the order of Zeus Corp., a Marshall Islands corporation (the “Holder”) or its permitted assigns, upon the earlier to occur of (i) the Maturity Date or (ii) when declared due and payable by Holder after the occurrence and during the continuance of an Event of Default (as defined below), the principal amount of Seven Hundred Fifty Thousand Dollars and No Cents ($750,000.00), plus interest from and including the date hereof on the principal balance from time to time outstanding, based on a 360-day year of twelve 30-day months, at a rate per annum equal to eight percent (8.0%). Interest hereunder shall be payable quarterly on the first Business Day of each calendar quarter, commencing July 1, 2012. All payments by the Company under this Note shall be made in immediately available funds.

Nothing in this Note shall require the Company to pay interest at a rate in excess of the maximum rate permitted by applicable law. Any interest payable hereunder or under any other instrument relating to the indebtedness evidenced hereby that is in excess of the maximum rate permitted by applicable law shall, If of acceleration of maturity, late payment, prepayment, or otherwise, be applied to a reduction of the then outstanding indebtedness evidenced hereby and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of such then outstanding indebtedness, such excess shall be refunded to the Company. To the extent not prohibited by applicable law, determination of the maximum rate permitted by applicable law shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the full term of the indebtedness evidenced hereby, all interest at any time contracted for, charged or received from the Company in connection with the indebtedness evidenced hereby, so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof.

This Note is in renewal, extension and modification of the Convertible Senior Secured Promissory Note dated and given by the Company to Holder on November 30, 2007.

The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which the Company and the Holder hereof, by the acceptance of this Note, agrees:

1.	Definitions. The following definitions shall apply for all purposes of this Note:

1.1         “Additional Shares of Common Stock” means all shares of Common Stock issued (or deemed issued pursuant to Section 3.3(f) by the Company after the date hereof, other than shares of Common Stock issued or issuable):

(a)          pursuant to a transaction described in Sections 3.3(a) – (d);

(b)          to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining, or compensating for, their services pursuant to plans or agreements approved by the Company’s Board of Directors;

(c)          pursuant to the Reverse Merger;

(d)          pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the date hereof;

(e)          upon conversion of this Note; or

(f)          with the approval of the Holder, which approval specifically states that such shares shall not be Additional Stock.

1.2          “Business Day” means any day other than a Saturday or Sunday or a day on which banks in Fort Worth, Texas are authorized or required by law to be closed.

1.3          “Common Stock” means the Common Stock of the Company.

1.4          “Company” means the “Company” as defined above and includes any corporation or Person which shall succeed to or assume the obligations of the Company under this Note.

1.5          “Conversion Stock” means the shares of capital stock of the Company issuable upon conversion of this Note in accordance with Section 3 hereof.

1.6          “Convertible Securities” means any evidence of indebtedness, shares (other than Common Stock) or other securities convertible into or exchangeable for Common Stock.

1.7          “Event of Default” shall have the meaning as set forth in Section 5.1 hereof.

1.8          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.9          “Holder” means the “Holder” as defined above or any Person who shall become the registered holder of this Note on the books of the Company.

1.10        “Material Adverse Effect” means any change, event or effect that is materially adverse to the general affairs, business, operations, assets, condition (financial or otherwise) or results of operations of the Company.

1.11       “Options” means options, rights or warrants to subscribe for, purchase, or otherwise acquire Common Stock or any other capital stock of the Company, or Convertible Securities.

1.12        “Outstanding Balance” means the unpaid principal amount due under this Note together with any then unpaid accrued interest.

1.13        “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other business entity.

1.14        “Purchase Price” means the per share price of $0.50.

1.15        “Reverse Merger” means the merger of the Company with a so-called “public shell company” as a result of which the Company becomes subject to the public reporting requirements of the Exchange Act.

2.             Repayment. The Outstanding Balance shall be due and payable in cash on March 31, 2013 (such date, the “Maturity Date”); provided however, the Company may elect, at its option by giving written notice to Holder, to postpone the repayment date to March 31, 2014, in which event the Maturity Date will be March 31, 2014. Principal of, and interest on, this Note is payable by a wire transfer of funds to the account or accounts designated by Holder in writing to the Company.

3.	Conversion.

3.1          Conversion at Holder’s Option. For so long as this Note is outstanding, the Holder shall have the option and right to convert the Outstanding Balance of this Note into the Company’s Common Stock at the Purchase Price (the “Conversion Right”).

3.2          Required Notice. The Holder may exercise its option to convert the Outstanding Balance of this Note into shares of the Company’s Common Stock by (a) surrendering this Note for cancellation (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the Holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) and (b) giving not less than five (5) Business Days’ written notice to the Company at its principal corporate office of the election to convert the same pursuant to Section 3.1, including the amount of the unpaid principal amount of this Note to be converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of this Note.

3.3          Anti-Dilution Adjustments. The anti-dilution adjustments described in this Section 3.3 shall be made in the manner herein provided with respect to the “Conversion Right.”

(a)          Reclassification, Consolidation or Merger. In case of any reclassification or change of outstanding securities issuable upon exercise of the Conversion Right, or in case of any consolidation or merger of the Company with or into another corporation or a partnership (other than a merger with another corporation or a partnership in which the Company is the surviving corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of such Conversion Right), or in case of any sale or transfer to another corporation of the property of the Company as an entirety or substantially as an entirety, then the Company, or such successor or purchasing corporation, as the case may be, shall, without payment of any additional consideration therefor, issue new securities of the Company or of the successor or purchasing corporation, as the case may be (the "Substitute Securities"), to Holder on the terms set forth in this Section 3.3. Such Substitute Securities shall be convertible on terms as nearly equivalent as practical to the terms set forth herein for the exercise of the Conversion Right into the kind and amount of shares of stock, other securities, money and property that such Holder would have received at the time of such reclassification, change, consolidation, merger, sale or transfer, if such Holder had exercised the Conversion Right of such Holder immediately prior to such reclassification, change, consolidation, merger, sale or transfer. Such Substitute Securities shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3.3. The provisions of this Section 3.3 shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales and transfers.

(b)          Subdivision or Combination of Shares. If the Company at any time while this Note is outstanding, shall subdivide or combine its Common Stock, the Purchase Price shall be proportionately decreased, in case of subdivision of shares, as of the effective date of such subdivision, or if the Company shall take a record of holders of its Common Stock for the purpose of so subdividing, as of such record date, whichever is earlier, or shall be proportionately increased, in the case of combination of shares, as of the effective date of such combination or, if the Company shall take a record of holders of its Common Stock for the purpose of so combining, as of such record date, whichever is earlier.

(c)          Stock Dividends. If the Company, at any time while this Note is outstanding, shall pay a dividend or make any other distribution to holders of Common Stock payable in Common Stock, the Purchase Price shall be adjusted, as of the date the Company shall take a record of the holders of its Common Stock for the purpose of receiving such dividend or other distribution (or if no such record is taken, as of the date of such payment or other distribution), to that price determined by dividing the Purchase Price in effect immediately prior to such record or distribution date by a fraction of which (i) the numerator shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution and (ii) the denominator shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution.

(d)          Liquidating Dividends, Etc. If the Company, at any time while this Note is outstanding, shall make a voluntary distribution of its property to the holders of its Common Stock as a dividend in liquidation or partial liquidation or by way of return of capital or other than as a dividend payable out of funds legally available for dividends under the laws of the State of Delaware, Holder shall, upon exercise of the Conversion Right, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any consideration therefor, the property that would have been payable to them as owners of that number of shares of Common Stock of the Company receivable by exercise of such Conversion Right had they been the holders of record of such Common Stock on the record date for such distribution; and an appropriate provision therefor shall be made a part of any such distribution.

(e)          Issuance of Additional Shares of Common Stock. If the Company at any time or from time to time prior to the date upon which the Company becomes subject to the reporting requirements of the Exchange Act shall, or shall be deemed to, issue or sell Additional Shares of Common Stock for a consideration per share received by the Company of less than the Purchase Price in effect immediately prior to such issuance or sale, then, and in each such case, the Purchase Price shall be reduced to the consideration per share at which such Additional Shares are issued and sold.

(f)          Options and Convertible Securities.

(1)         For purposes of Section 3.3(e) hereof, if the Company at any time or from time to time issues, sells, grants or assumes, or fixes a record date for the determination of holders of any class of securities entitled to receive any Options or Convertible Securities, then, and in each such case, the maximum number of shares of Common Stock at any time issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, as the case may be, shall be deemed to be Additional Shares of Common Stock issued as of the close of business on the date of the earliest of such issuance, sale, grant, assumption or record date.

(2)         If any Options or Convertible Securities provide, with the passage of time or otherwise, for any decrease or increase, as the case may be, in (i) the consideration payable to the Company or for which such Options or Convertible Securities are exercisable, convertible or exchangeable, or (ii) the number of Additional Shares of Common Stock issuable upon the exercise, conversion or exchange thereof, then the Purchase Price shall be adjusted upon any such decrease or increase becoming effective to reflect such decrease or increase insofar as it affects any such Options or Convertible Securities which are outstanding at such time, as if such Options or Convertible Securities included such terms as adjusted upon their original issuance, sale, grant, assumption or record date, as the case may be; provided, however, that no adjustments relating to any Options or Convertible Securities pursuant to this subsection, individually or in the aggregate, shall increase the Purchase Price by more than all previous reductions in the Purchase Price relating to the same Options or Convertible Securities and made pursuant to this Section 3.3(f).

(3)         If Additional Shares of Common Stock are deemed to be issued, sold, granted or assumed pursuant to Section 3.3(f)(1) hereof, no further adjustment (other than pursuant to Section 3.3(f)(1) or (2) hereof) of the Purchase Price shall be made upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consequent issue or sale of Convertible Securities or shares of Common Stock.

(4)         If Additional Shares of Common Stock are deemed to be issued, sold, granted or assumed pursuant to Section 3.3(f)(1) hereof, upon (x) the expiration, or the repurchase and cancellation or retirement by the Company of any Options that have not been exercised, or (y) the expiration of any rights of conversion or exchange under any Convertible Securities that have not been exercised, or the repurchase and cancellation or retirement by the Company of any such Convertible Securities the rights of conversion or exchange of which have not been exercised, any adjustments to the Purchase Price computed upon the original issuance, sale, grant, assumption or record date, and upon any subsequent adjustments to such Options or Convertible Securities, shall, effective as of such expiration, cancellation or retirement, as the case may be, be recomputed as if: (i) the only Additional Shares of Common Stock (including, without limitation, pursuant to the issuance or sale of Convertible Securities) issued or sold were the Additional Shares of Common Stock (including, without limitation, pursuant to the issuance or sale of Convertible Securities), if any, actually issued or sold upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities; (ii) in the case of Options, the consideration received therefor was the consideration actually received by the Company for the issuance, sale, grant or assumption of such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, plus, in the case of Options for Convertible Securities, any additional consideration deemed to be received by the Company upon the issuance of such Convertible Securities for which Options were exercised; and (iii) in the case of Convertible Securities, the consideration received therefor was the consideration actually received by the Company for the issuance, sale, grant or assumption of such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange; provided, however, that no adjustments relating to any Options or Convertible Securities pursuant to this subsection, individually or in the aggregate, shall increase the Purchase Price by more than all previous reductions in the Purchase Price relating to the same Options or Convertible Securities and made pursuant to this Section 3.3(f).

(g)          Consideration.

(1)           For purposes of this Section 3.3, the consideration for the issuance, or sale of any Additional Shares of Common Stock, irrespective of the accounting treatment of such consideration, shall equal:

(i)          insofar as it consists of cash, the amount of cash actually received by the Company as direct consideration for the issuance, sale, grant or assumption of such Additional Shares of Common Stock;

(ii)         insofar as it consists of property (including, without limitation, securities) other than cash actually received by the Company as direct consideration for the issuance, sale, grant or assumption of such Additional Shares of Common Stock, the fair market value thereof (as reasonably determined by the Board of Directors in good faith, as evidenced by a board resolution in writing) at the time of such issuance, sale, grant or assumption;

(iii)        insofar as it consists neither of cash nor of other property, no value; and

(iv)        If Additional Shares of Common Stock are issued or sold together with other securities or property for a consideration that covers both, the portion of such consideration so received, computed as provided in subsections (i), (ii) and (iii) above, allocable to such Additional Shares of Common Stock as reasonably determined by the Board of Directors in good faith, as evidenced by a board resolution in writing.

(2)            Additional Shares of Common Stock deemed to have been issued or sold, pursuant to Section 3.3(f) hereof shall be deemed to have been issued, sold, granted or assumed for consideration per share equal to the quotient of: (a) the total amount of cash and other property, if any, received by the Company as direct consideration for the issuance, sale, grant or assumption of the Options or Convertible Securities in question, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of such Convertible Securities, divided by (b) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto) issuable upon the exercise of such Options and the conversion or exchange of such Convertible Securities.

(h)           Adjustments Under More than One Provision. Except as otherwise expressly provided in this Section 3.3, if securities are issued by the Company that give rise to adjustments in the Purchase Price under more than one paragraph of this Section 3.3, then the Purchase Price shall be adjusted in the manner provided herein that will result in the greater increase in said Purchase Price.

(i)            Other Action Affecting Common Stock. In case after the date hereof the Company shall take any action affecting its Common Stock, other than an action described in any of Section 3.3(a) through (f) hereof, inclusive, which, in the opinion of the Board, would have a materially adverse effect upon the Purchase Price, the Purchase Price shall be adjusted in such manner and at such time as the Board may in good faith determine to be equitable in the circumstances.

(j)            Notices of Corporate Action. If the Company proposes to: (i) pay, distribute, or take a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive, any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock or any other securities or property; (ii) consummate any capital reorganization, reclassification, recapitalization, consolidation, merger, transfer of all or substantially all of its assets, dissolution, liquidation or winding-up, or any similar transaction; (iii) issue or repurchase any Common Stock, Convertible Securities, Options or any other securities the return on which is measured in whole or in part by reference to the Common Stock; then, at least 20 days prior to the earlier of any applicable record date or such event, as the case may be, the Company shall mail to each Investor a notice specifying: (a) the date or expected date on which any such payment or distribution is to be made or record is to be taken and the amount and character of any such dividend, distribution or right; (b) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation, winding-up or similar transaction is to take effect and any record date therefor; (c) the time as of which any holders of record of Common Stock and/or any other class of securities shall be entitled to exchange their shares of Common Stock and/or other securities for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation, winding-up or similar transaction and a description in reasonable detail of such transaction; (d) the date of such issuance or repurchase, as the case may be, together with a description of any securities to be issued or repurchased and the consideration to be received or offered by the Company therefor; and (e) in each case, the expected effect on the Purchase Price of each such transaction or event. The Company shall immediately update any such notice to reflect any change in the foregoing information.

(k)            Company’s Report as to Adjustments. In each case of any adjustment in the Purchase Price, the Company, at its sole expense, shall promptly (i) compute such adjustment in accordance with the terms of this Agreement; (ii) prepare a report setting forth such adjustment and showing in reasonable detail the method of calculation thereof and the facts upon which such adjustment is based (including, without limitation, (a) the event or events giving rise to such adjustment; (b) the consideration received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold; (c) the method by which any such adjustment was calculated; and (d) the Purchase Price in effect immediately prior to such event or events and as adjusted); (iii) mail a copy of each such report to each Investor and, upon the request at any time of any Investor, furnish to such Investor a like report setting forth the Purchase Price at the time in effect and showing in reasonable detail how they were calculated; and (iv) keep copies of all such reports available at its principal place of business for inspection during normal business hours by any Investor or any prospective purchaser of any Note, and upon request by any Investor provide copies thereof to such Investor or any such prospective purchaser.

4.            Surrender; Issuance of Conversion Stock; Termination of Rights. Concurrently with any conversion of this Note, the Holder shall surrender this Note to the Company for cancellation, or deliver an executed affidavit of loss, damage or mutilation and agreement to indemnify the Company therefrom, in form reasonably requested by the Company. Concurrently with the surrender of this Note (or affidavit), the Company at its expense, will cause to be issued in the name of and delivered to the Holder, the number of shares of Conversion Stock to which the Holder shall be entitled upon such conversion (bearing such legends as may be required by applicable state and federal securities laws in the reasonable opinion of legal counsel of the Company, or by any written agreement between the Company and the Holder) and any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note and the Purchase Agreement. Such stock shall be reserved first as satisfaction of the accrued interest under the Note. If upon any conversion of this Note, a fraction of a share would otherwise result, then in lieu of such fractional share, the Company will pay to the Holder the cash value thereof, calculated on the basis of the applicable Purchase Price. Notwithstanding the foregoing, all rights with respect to this Note shall terminate immediately after the conversion of this Note (and corresponding payment of interest in stock) in accordance with the terms hereof, whether or not this Note has been surrendered, and this Note shall represent only the right to receive one or more stock certificates from the Company representing the applicable number of shares of Conversion Stock. The Company shall have 15 days after surrender of a Note for conversion to issue certificates evidencing Conversion Stock.

5.	Default.

5.1           Events of Default. Each of the following shall constitute an event of default (each an “Event of Default”):

(a)           the Company fails to make any payment under this Note when the same becomes due and payable and such default shall continue for a period of twelve (12) days;

(b)           the Company materially breaches any of its representations and warranties in, or fails in any material respect to comply with any covenant under, the Security Agreement (as herein defined) following written notice of such breach and a fifteen (15) day opportunity to cure same;

(c)           the Company (i) fails in any material respect to make any payment when due under the terms of any bond, debenture, note or other evidence of indebtedness (excluding this Note and trade payables, but including any other evidence of indebtedness of Company to Holder) and such failure shall continue beyond any period of grace provided with respect thereto, or (ii) default in any material respect in the observance or performance of any other agreement, term or condition contained in any such bond, debenture, note or other evidence of indebtedness;

(d)           the Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of it or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

(e)           Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement.

5.2           Remedies upon Event of Default. Except for the notices and cure periods provided for in Section 5.1 and other Sections of this Note, upon the occurrence of an Event of Default, in addition to any other rights or remedies available to the Holder in law, equity or otherwise, the entire Outstanding Balance shall automatically, without any action on the part of the Holder, become immediately due and payable to the Holder without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived and the Company shall promptly pay to Holder all such amounts. In addition, the Company hereby agrees to pay to Holder all reasonable out-of-pocket costs and expenses incurred by Holder in any effort to collect any amount due under this Note.

6.            Affirmative Covenants. So long as this Note remains outstanding, the Company shall:

6.1           Compliance with Laws. Comply in all material respects with applicable laws, rules, regulations and orders, such compliance to include, without limitations, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property except for good faith contests for which adequate reserves are maintained.

6.2           Notice of Litigation. Provide to the Holder promptly after the Company receives notice thereof, notice of all actions, suits, and proceedings before any court or governmental entity affecting the Company and its subsidiaries, which, if determined adversely to the Company or its subsidiaries, could have a Material Adverse Effect.

6.3           Notice of Events of Default. Provide to the Holder promptly after the occurrence thereof, written notice of an Event of Default (as defined above), setting forth the details of such event.

6.4           Continuance of Business. Maintain its corporate existence and licenses necessary to conduct its business as presently conducted or proposed to be conducted, in good standing under, and in material compliance with, all applicable laws and continue to operate the business conducted by the Company and its subsidiaries in accordance with its operating plan, as approved by its Board of Directors from time to time.

6.5           Reservation of Shares. At all times have authorized and reserved, and will keep available solely for delivery upon the conversion of this Note, Common Stock and other securities and property as from time to time shall be receivable upon the conversion of this Note, free and clear of all restrictions on issuance, sale or transfer other than those imposed by law and free and clear of all pre-emptive rights.

6.6           Financial Statements. Deliver to Investors (a) not more than 90 days after the end of each fiscal year of the Company, an audited balance sheet of the Company and any subsidiaries as of the end of such fiscal year, together with related audited statements of income, cash flow and shareholders equity for such fiscal year, along with the report thereon of an independent certified public accountant, (b) not more than 45 days after the end of each fiscal quarter of the Company, an unaudited balance sheet of the Company and any subsidiaries, as at the end of such fiscal quarter (and as of the end of the same quarter of the prior fiscal year), together with related statements of income, cash flow and shareholders equity for such fiscal quarters, and (c) not more than 30 days after the end of each month, an unaudited balance sheet and income statement as of the end of, and for, such month. All such financial statements shall be prepared in accordance with generally accepted accounting principles (“GAAP”), except to the extent departures from GAAP are disclosed in the footnotes of the audited financial statements and also subject in the case of clauses (b) and (c) to normal year-end adjustments, except that the unaudited statements need not include all footnotes required by GAAP. Each quarterly and annual financial statement shall be accompanied by a written report of the operations and activities of the Company since the last previous report, such report to describe material developments and include management’s discussion and analysis of the Company’s financial condition and results of operations.

7.           Negative Covenants. So long as this Note remains outstanding, the Company shall not, without the prior written consent of the Holder:

7.1           Liens. Create or allow to exist any mortgages, deeds of trust, liens, loans or encumbrances (collectively, “Liens”) on the property and assets of the Company or its subsidiaries pledged as collateral under the Security Agreement dated the date hereof by and among the Company and the Holder (the “Security Agreement”).

7.2           Merger or Consolidation. Be a party to or agree to be a party to any merger or consolidation, or sell, transfer or otherwise dispose of all or substantially all of the Company’s assets, other than the Reverse Merger.

7.3           Distributions. Purchase or redeem or pay or declare any dividend or make any distribution on, any shares of stock, or permit any subsidiary of the Company to take any such action, except for (i) the repurchase of securities from former employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof; or (ii) the repurchase of Common Stock of the Company granted pursuant to any stock benefit plan or similar arrangement approved by the Board of Directors of the Company.

7.4           Amendment of Charter. (a) Amend its Certificate of Incorporation, including by way of adopting a Statement of Designations of any class or series of preferred stock or (b) issue any shares of preferred stock.

8.            No Impairment. The Company will not, by amendment of its Articles of Incorporation or Bylaws, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder under this Note against wrongful impairment. Without limiting the generality of the foregoing, the Company will take all such action as may be necessary or appropriate in order that the Company may duly and validly issue fully paid and nonassessable shares of Conversion Stock upon the conversion of this Note.

9.             No Rights or Liabilities as Equity Holder. This Note does not by itself entitle the Holder to any voting rights or other rights as a holder of stock of the Company. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of the Holder, shall cause the Holder to be a holder of stock of the Company for any purpose.

10.          Waivers and Amendments. No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or of any other right of the Holder, nor shall any such delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. This Note may not be amended, waived or modified except by a written instrument signed by the Holder and the Company.

11.          Assignment. The rights, interests or obligations hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Holder. Subject to the preceding sentence, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this document, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this document, except as expressly provided in this document.

12.          Security. The Company’s obligations under this Note are secured by a security interest in the intellectual property and fixed assets of the Company pursuant to the Security Agreement. No reference in this Note to the Security Agreement shall impair the obligation of the Company, which is absolute and unconditional, to pay all amounts under this Note strictly in accordance with the terms of this Note.

13.          Governing Law. This Note shall be governed by and construed under the internal laws of the State of Texas without reference to principles of conflict of laws or choice of laws.

14.          Headings. The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note. All references in this Note to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

15.          Severability. If that any provision of this Note becomes void or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court (or the parties hereto, pursuant to Section 10 hereof, if such court declines to do so) shall replace such illegal, void or unenforceable provision of this Note with a valid and enforceable provision that will achieve, to the greatest extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Note shall remain enforceable in accordance with its terms.

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IN WITNESS WHEREOF, the Company has caused this Secured Convertible Promissory Note to be executed in its name as of the date first above written.

COMPANY:

GOOD EARTH ENERGY CONSERVATION, INC.

By:	/s/ James R. Emmons
James R. Emmons
Its President

AGREED AND ACKNOWLEDGED:

HOLDER:

ZEUS CORP.

By:	/s/ Gregoire Parel

Name:	Gregoire Parel

Title:	Director

Address:

[Signature Page to Secured Convertible Promissory Note]

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